Exhibit (h)(3)

FORM OF FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of [●], between E-Valuator Funds Trust (the “E-Valuator Trust”), on behalf of its various series (each, an “Acquiring Fund”), and [●] (“[●]”), on behalf of its series [●] (the “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, E-Valuator Trust and [●] are registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of the Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the E-Valuator Trust and [•] desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Fund in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and the Acquired Fund agree as follows:

(i) The Acquiring Funds shall use reasonable efforts to provide the Acquired Fund at least five business days’ notice of any redemption request(s) by the Acquiring Funds in the aggregate of greater than 3% of the Acquired Fund’s total outstanding shares. All redemption requests by any Acquiring Fund over any period of five consecutive business days shall be aggregated for purposes of determining whether the requests meet the 3% threshold set forth in the prior sentence.

(ii) E-Valuator Funds shall provide, and/or authorize its custodian(s) to provide, the Acquired Fund with information sufficient for the Acquired Fund to monitor on an ongoing basis the number of shares of the Acquired Fund held by the Acquiring Funds and any affiliated person (as defined in the 1940 Act) of an Acquiring Fund, including without limitation the names of all custodial accounts through which shares of the Acquired Fund are held.

(b) In order to assist the Acquiring Funds’ investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in the Acquired Fund in order to make the required finding under the Rule, the Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations of the Acquired Fund

In connection with any investment by an Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff (the “Staff”) from time to time, applicable to the Acquired Fund including the limitations on investments in other investment companies applicable to second tier funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or the Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds

In connection with any investment by an Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in the Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	[Indemnification

Each Acquiring Fund agrees to hold harmless and indemnify the Acquired Fund, including any principals, directors, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any principals, directors, officers, employees and agents, to the extent such Claims result from (i) a violation by the Acquiring Fund of any provision of this Agreement or (ii) a violation by the Acquiring Fund or the Acquiring Fund’s investment adviser of the conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided, however, that an Acquiring Fund shall not be liable for indemnifying the Acquired Fund for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by the Acquired Fund to the Acquiring Fund pursuant to terms and conditions of the Rule or this Agreement.

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The Acquired Fund agrees to hold harmless and indemnify the Acquiring Funds, including any trustees, officers, employees and agents, against and from any Claims asserted against the Acquiring Funds, including any trustees, officers, employees and agents, to the extent such Claims result from (i) a violation by the Acquired Fund of any provision of this Agreement or (ii) a violation by the Acquired Fund of the Acquired Fund’s investment adviser of the conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided, however, that the Acquired Fund shall not be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by the Acquiring Fund to the Acquired Fund pursuant to terms and conditions of the Rule or this Agreement.]

5.	Miscellaneous

(a) This Agreement shall be governed by the laws of the State of [●] without regard to its choice of law principles.

(b) In any action involving the Acquiring Funds under this Agreement, the Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of E-Valuator Trust.

(c) In any action involving the Acquired Fund under this Agreement, each Acquiring Fund agrees to look solely to the Acquired Fund and not to any other series of [●].

6.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to E-Valuator Trust:	If to [●]:

E-Valuator Funds Trust Kevin R. Miller 7760 France Avenue South, Suite 620 Bloomington, MN 55435 Attention: President of E-Valuator Funds Trust Email: kevin.miller@evaluatorfunds.com	[●]

With a copy to: Deborah Bielicke Eades Vedder Price P.C. 222 North LaSalle Street Chicago, Illinois 60601 Email: deades@vedderprice.com	With a copy to: [●]

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7.	Term and Termination; Assignment; Amendment

(a) This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 7(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ written notice to the other party. Upon termination of this Agreement, no Acquiring Fund may purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule. Each Acquiring Fund’s obligation in Section 1(a) of this Agreement to provide advance notice of redemptions shall survive termination of this Agreement until the Acquiring Funds’ aggregate investment in the Acquired Fund is less than 3% of the Acquired Fund’s total outstanding shares.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) This Agreement may be amended only by a writing that is signed by each affected party.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[●]

Name of Authorized Signer:
Title:

E-Valuator Funds Trust

Name of Authorized Signature:	Kevin R. Miller
Title:	President

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